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                                                                      Exhibit 99
Audit report

Jo-Ann Stores, Inc. Associate Stock Ownership Plan

December 31, 2002 and 2001
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REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Advisory Committee of Jo-Ann Stores, Inc. and
  Participants of the Jo-Ann Stores, Inc. Associate Stock Ownership Plan


We have audited the accompanying statement of financial condition of the Jo-Ann Stores, Inc. Associate Stock Ownership Plan (the Plan) as of December 31, 2002, and the related statement of operations and changes in participants' contributions for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Plan as of and for the year ended December 31, 2001 were audited by other auditors who have ceased operations and whose report dated March 20, 2002 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2002, and the changes in its financial condition for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.




/s/
GRANT THORNTON LLP


Cleveland, Ohio
March 25, 2003
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                              Jo-Ann Stores, Inc.
                         Associate Stock Ownership Plan

                          STATEMENTS OF OPERATIONS AND
                     CHANGES IN PARTICIPANTS' CONTRIBUTIONS

                 For the Years Ended December 31, 2002 and 2001




                                                 2002         2001
                                              ----------   ----------

Participant contributions, net                $1,756,413   $1,122,963
Employer contributions                           267,731      195,103
                                              ----------   ----------

          Total additions                      2,024,144    1,318,066
                                              ----------   ----------

Stock purchases                                1,784,874    1,300,687
Change in contributions reserved for future
   Stock purchases                               239,270       17,379
                                              ----------   ----------

          Total deductions                     2,024,144    1,318,066
                                              ----------   ----------

          NET ADDITIONS                       $     --     $     --
                                              ==========   ==========



              The accompanying notes to financial statements are an
                       integral part of these statements.

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                              Jo-Ann Stores, Inc.
                         Associate Stock Ownership Plan

                       STATEMENTS OF FINANCIAL CONDITION

                        As of December 31, 2002 and 2001




                                                            2002       2001
                                                          --------   --------
ASSETS

   Receivable from employer, net                          $558,563   $319,293
                                                          --------   --------

          Total assets                                    $558,563   $319,293
                                                          ========   ========


LIABILITIES

   Liability to participants for future Stock purchases   $558,563   $319,293
                                                          --------   --------

            Total liabilities                             $558,563   $319,293
                                                          ========   ========

              The accompanying notes to financial statements are an
                       integral part of these statements.



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                               Jo-Ann Stores, Inc.
                         Associate Stock Ownership Plan

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2002 and 2001


NOTE 1 - DESCRIPTION OF THE PLAN

     The Jo-Ann Stores, Inc. Associate Stock Ownership Plan (the Plan) represents rules adopted April 1, 1999 as part of the Company's 1998 Incentive Compensation Plan (the Incentive Plan). The Incentive Plan is administered by the Compensation Committee of the Board of Directors (Committee) of Jo-Ann Stores, Inc. (the Company). Participants should refer to the Plan document for a more complete description of the Plan's provisions.

     GENERAL

     The Plan is an employee stock purchase plan that allows participants to acquire a proprietary interest in Jo-Ann Stores, Inc. Class A Common Stock (Stock) through payroll deductions. Payroll deductions for the purpose of purchasing Stock are accumulated during two six-month periods, April 1 to September 30 and October 1 to March 31 (Accumulation Periods). At the end of each Accumulation Period, the participants' accumulated payroll deductions are used to purchase shares, or fractional shares, of Stock. The shares are purchased for a share price equal to 85% of the lesser of (1) the closing price of a share of Stock on the first trading day of the Accumulation Period or (2) the closing price of a share of Stock on the last trading day of the Accumulation Period (Purchase Price).

     Subject to limitations set forth in the Incentive Plan, the maximum number of shares which may be purchased under the Plan for any fiscal year of the Company is 1,000,000 shares. Shares purchased under the Plan may be authorized and unissued shares, treasury shares, outstanding shares reacquired in private transactions or open market purchases, or any combination of any of the foregoing, as determined by the Committee. At December 31, 2002 the participants had purchased 823,076 shares of stock since the Plan's inception at a discounted weighted average share price of $5.89


     The Plan is neither qualified under Section 401(a) of the Internal Revenue Code (IRC) of 1986, as amended, nor subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

     ELIGIBILITY

     All employees, except temporary and seasonal employees, as defined by the Plan document, are eligible to participate in the Plan. Eligible employees may only enroll in the Plan at the beginning of an Accumulation Period. Employees who are directors or officers of the Company may participate in the Plan only in accordance with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934.


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                               Jo-Ann Stores, Inc.
                         Associate Stock Ownership Plan

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                           December 31, 2002 and 2001


NOTE 1 - DESCRIPTION OF THE PLAN (CONTINUED)

     STOCK PURCHASES

     On the last trading day of each Accumulation Period, the amount of each participant's accumulated payroll deductions is applied towards the purchase of shares of Stock. The number of shares purchased is determined by dividing the participant's total contribution by the per share Purchase Price applicable for that Accumulation Period. Purchased shares of Stock are then issued by the Company and transferred to a brokerage account outside of the Plan in the name of the participant. Participants are required to hold shares for a minimum period of six months following their purchase.

     PARTICIPANT CONTRIBUTIONS

     Participants may elect to defer 1% to 15% of their "Covered Compensation" (as defined in the Plan) on an after-tax basis for the purchase of Stock with a maximum purchase of the lesser of 4,000 shares or $25,000 worth of Stock at fair market value per calendar year. Participants may only change their deduction percentages at the beginning of an Accumulation Period, but may cease making contributions at any time. No interest accrues or is paid on participants' accumulated payroll deductions. Once made, the Company may use the payroll deductions for any corporate purpose, and the Company has no obligation to segregate employees' payroll deductions from any other funds of the Company or to hold funds representing the same pending the application thereof to the purchase of shares at the end of each Accumulation Period in accordance with the Plan.

     EMPLOYER CONTRIBUTIONS

     The 15% discount from market value granted to Plan participants on the purchase of Stock at the end of each Accumulation Period represents the Company's non-cash contribution to the Plan. These non-cash contributions amounted to $267,731 and $195,103 for the years ended December 31, 2002 and 2001, respectively.

     PARTICIPANT REFUNDS

     Plan participants may withdraw from the Plan at any time by properly notifying the Company. A participant's accumulated payroll deductions prior to withdrawal from the Plan will continue to be applied toward the purchase of shares of Stock on the last trading day of the Accumulation Period, or may be refunded in full to the employee at the time of withdrawal from the Plan.

     Participants who terminate their employment relationship with the Company are not eligible to continue in the Plan. All payroll deductions accumulated during the Accumulation Period through the date of such cessation of employment will be refunded to the employee or, in the event of the employee's death, to his or her estate.


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                               Jo-Ann Stores, Inc.
                         Associate Stock Ownership Plan

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

                           December 31, 2002 and 2001


NOTE 1 - DESCRIPTION OF THE PLAN (CONTINUED)

     PLAN TERMINATION

     Although it has not expressed any intent to do so, the Company has the right under the Plan to terminate the Plan at any time. Upon termination of the Plan, all payroll deductions not used to purchase Stock would be refunded to Plan participants.


NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF ACCOUNTING

     The accompanying financial statements are prepared on the accrual basis of accounting.

     ADMINISTRATIVE EXPENSES

     The Company bears all costs in connection with the Plan, including administrative fees and all fees associated with the issuance of Stock. Administrative expenses related to the Plan amounted to approximately $16,788 and $15,092 for the years ended December 31, 2002 and 2001, respectively.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Since actual results could differ from those estimates, management revises its estimates and assumptions as better or new information becomes available.


NOTE 3 - INCOME TAX STATUS

     The Plan fulfills the requirements of an "employee stock purchase plan" as defined in Section 423 of the IRC. As such, the Plan is not required to file income tax returns or pay income taxes. Under Section 423, a participating employee will recognize no income, and the Company will be entitled to no deduction, for federal income tax purposes when an employee enrolls in the Plan or when a participant purchases shares of Stock under the Plan.